UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2008

Duckwall-ALCO Stores, Inc.

(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Cottage

Abilene, Kansas 67410-2832

(Address of principal executive offices) (Zip Code)

(785) 263-3350

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Directors.

On March 7, 2008, Warren H. Gfeller and Robert L. Ring resigned from the Board of Directors (the “Board”) of Duckwall-ALCO Stores, Inc. (the “Company”). On the same day, Mr. Gfeller resigned from the Audit Committee and Mr. Ring resigned from the Compensation Committee.

(d)	Election of New Directors.

On March 7, 2008, the Company’s Board elected Raymond A.D. French and James G. Hyde to the Board, effective that day. The committees of the Board to which Mr. French and Mr. Hyde will be named have not been determined at this time. There are no arrangements or understandings between Mr. French, Mr. Hyde and any other person pursuant to which they were elected as directors. Since January 28, 2007, neither Mr. French nor Mr. Hyde nor any immediate family member of Mr. French or Mr. Hyde has been a party to any transaction or currently proposed transaction in which the Company was or is a participant and the amount exceeds $120,000, and in which Mr. French or Mr. Hyde or any immediate family member had or will have a direct or indirect material interest.

The Company issued a press release announcing this resignation and appointment on March 7, 2008. A copy of the news release is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 7, 2008, furnished solely for the purpose of incorporation by reference into Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCKWALL-ALCO STORES, INC.

Date: March 11, 2008	By: /s/ Donny R. Johnson
Donny R. Johnson
Interim President and Chief Executive Officer